As filed with the Securities and Exchange Commission on May 1, 2020

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________
Daré Bioscience, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	20-4139823 (I.R.S. Employer Identification No.)

3655 Nobel Drive, Suite 260
San Diego, California 92122
(858) 926-7655
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________________________
Lisa Walters-Hoffert
Chief Financial Officer
Daré Bioscience, Inc.
3655 Nobel Drive, Suite 260
San Diego, California 92122
(858) 926-7655
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________________________
Copies to:
Edwin Astudillo, Esq.
Shana Hood, Esq.
Breakwater Law Group, LLP
415 S. Cedros, Suite 260
Solana Beach, California 92075
(858) 227-6661
________________________________________
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
________________________________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.0001 par value	7,500,000	$1.17	$8,775,000	$1,139

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such additional securities as may be issued or issuable as a result of share splits of, share dividends on or similar transactions with respect to the securities being registered hereunder.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act the proposed maximum offering price per share is based on the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on April 28, 2020.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement of which this prospectus forms a part filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 1, 2020
PROSPECTUS
Daré Bioscience, Inc.

7,500,000 Shares of Common Stock

This prospectus relates to the offer and sale or other disposition of up to 7,500,000 shares of our common stock, par value $0.0001, by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling stockholder.
The shares of common stock being offered by Lincoln Park have been or may be issued pursuant to the purchase agreement dated April 22, 2020 that we entered into with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement. See “Our Agreements with Lincoln Park” for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.
The selling stockholder may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 19 of this prospectus for more information about how and the prices at which the selling stockholder may sell or otherwise dispose of the shares of our common stock being offered. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.
The selling stockholder will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission.
Our common stock is listed on the Nasdaq Capital Market under the symbol “DARE.” On April 30, 2020, the last reported sale price of our common stock was $1.11 per share.
Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described under the caption “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in the documents incorporated by reference in this prospectus, as well as in any amendments or supplements to this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2020.

i

ABOUT THIS PROSPECTUS
This prospectus does not contain all of the information included in the registration statement of which this prospectus forms a part. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. You should carefully read this prospectus, any prospectus supplement or free writing prospectus that we subsequently authorize for use in connection with this offering, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision. You should rely only on the information we have provided or incorporated by reference in this prospectus, or in any prospectus supplement or free writing prospectus that we subsequently authorize for use in connection with this offering. Neither we, nor the selling stockholder, have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus, or any related prospectus supplement or free writing prospectus, is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or such prospectus supplement or free writing prospectus, or any sale of a security.
Neither we, nor the selling stockholder, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities hereunder and the distribution of this prospectus outside the United States.
The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, including peer reviewed journals, formal presentations at medical society meetings and third-parties commissioned by us or our licensors to provide market research and analysis, and is subject to a number of assumptions and limitations. Although we are responsible for all of the disclosure contained in this prospectus and we believe the information from industry publications and other third-party sources included in this prospectus is reliable, such information is inherently imprecise. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section captioned “Risk Factors.”
To the extent there are inconsistencies between this prospectus, any related prospectus supplement or free writing prospectus, and any documents incorporated by reference, the document with the most recent date will control.
Unless the context otherwise requires, “Daré,” “Daré Bioscience,” “the Company,” “we,” “us,” “our” and similar terms refer to Daré Bioscience, Inc. and its subsidiaries.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before investing in our securities. We urge you to read this entire prospectus, including our consolidated financial statements, notes to the consolidated financial statements, the information in the section captioned “Risk Factors,” and other information incorporated herein by reference to our other filings with the Securities and Exchange Commission, or SEC, or included in any applicable prospectus supplement. Investing in our securities involves a high degree of risk and uncertainty. Therefore, carefully consider the risk factors described in this prospectus, including those incorporated herein by reference to our most recent annual and quarterly filings with the SEC, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.
About Daré Bioscience
We are a clinical-stage biopharmaceutical company committed to the acceleration of innovative products for women’s health. We are driven by a mission to identify, acquire and develop a diverse portfolio of differentiated therapies that expand treatment options, improve outcomes and facilitate convenience for women, primarily in the areas of contraception, fertility, and sexual and vaginal health. Our business strategy is to in-license or otherwise acquire the rights to differentiated product candidates in our areas of focus, some of which have existing clinical proof-of-concept data, and to take those candidates through advanced stages of clinical development, and then out-license these products to companies with sales and distribution capabilities in women's health to leverage their commercial capabilities. We and our wholly owned subsidiaries operate in one business segment.
Since July 2017, we have assembled a portfolio of clinical-stage and pre-clinical-stage candidates. While we will continue to assess opportunities to expand our portfolio, our current focus is on advancing our existing product candidates through mid- and late stages of clinical development or approval. Our global commercialization and development strategy involves partnering with pharmaceutical companies and regional distributors with established marketing and sales capabilities in women's health, including through co-development and promotion agreements, once we have advanced a candidate through mid- to late-stage clinical development.
Our portfolio includes three product candidates in advanced clinical development:

•
DARE-BV1, a novel thermosetting bioadhesive hydrogel formulated with clindamycin phosphate 2% to be administered in a single vaginally delivered application, as a first line treatment for bacterial vaginosis, or BV;

•	Ovaprene®, a hormone-free, monthly vaginal contraceptive; and

•	Sildenafil Cream, 3.6%, a proprietary cream formulation of sildenafil for topical administration to the vulva and vagina for treatment of female sexual arousal disorder, or FSAD.
Our portfolio also includes three product candidates that we believe are Phase 1-ready:

•	DARE-HRT1, a combination bio-identical estradiol and progesterone intravaginal ring for the treatment of vasomotor symptoms (VMS) as part of a hormone replacement therapy, or HRT, following menopause;

•	DARE-VVA1, a vaginally delivered formulation of tamoxifen to treat vulvar vaginal atrophy, or VVA, in patients with hormone- receptor positive breast cancer; and

•	DARE-FRT1, an intravaginal ring containing bio-identical progesterone for the prevention of preterm birth and for fertility support as part of an in vitro fertilization treatment plan.
Our primary operations have consisted of, and are expected to continue to consist of, product research and development and advancing our portfolio of product candidates through clinical development and regulatory approval. We expect that the majority of our development expenses over the next two years will support the advancement of DARE-BV1, Ovaprene and Sildenafil Cream, 3.6%.

To date, we have not obtained any regulatory approvals for any of our product candidates, commercialized any of our product candidates or generated any revenue. We are subject to several risks common to clinical-stage biopharmaceutical companies, including dependence on key individuals, competition from other companies, the need to develop commercially viable products in a timely and cost-effective manner, and the need to obtain adequate additional capital to fund the development of product candidates. We are also subject to several risks common to other companies in the industry, including rapid technology change, regulatory approval of products, uncertainty of market acceptance of products, competition from substitute products and larger companies, compliance with government regulations, protection of proprietary technology, dependence on third parties, and product liability.
In addition, the COVID-19 pandemic continues to rapidly evolve. We do not yet know the full extent of its potential effects on our business, including the anticipated aggregate costs for development of our product candidates, on our anticipated timelines for the development of our product candidates, or on the supply chain for our clinical supplies. However, these effects could have a material adverse impact on our business and financial condition.
Additional Information
For additional information related to our business and operations, please refer to the annual and quarterly reports incorporated herein by reference, as described under the caption “Incorporation of Documents by Reference” on page 20 of this prospectus.
Corporate Information
Our principal executive offices are located at 3655 Nobel Drive, Suite 260, San Diego, California 92122, and our telephone number at that address is (858) 926-7655. We maintain a website at www.darebioscience.com, to which we regularly post copies of our press releases as well as additional information about us. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Daré Bioscience® is a registered trademark of Daré Bioscience, Inc. Ovaprene® is a registered trademark licensed to Daré Bioscience, Inc. All brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

The Offering
This prospectus relates to the resale by Lincoln Park Capital Fund, LLC, the selling stockholder identified in this prospectus, of shares of our common stock, par value $0.0001 per share, as follows:

Common stock offered by the selling stockholder
Up to 7,500,000 shares consisting of:
•    285,714 shares issued to Lincoln Park in consideration for its commitment to purchase shares of our common stock under the Purchase Agreement
•    7,214,286 shares we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus

Common stock outstanding prior to this offering (which includes the 285,714 shares issued to Lincoln Park described above)	24,991,167 shares

Common stock to be outstanding after giving effect to the issuance of 7,500,000 shares under the Purchase Agreement registered hereunder	32,205,453 shares

Use of proceeds
We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $15,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. Any such proceeds that we receive will be used for working capital and general corporate purposes. See “Use of Proceeds” on page 15 of this prospectus.

Risk factors
Investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus, as well as the other information included in or incorporated by reference in this prospectus, for a discussion of risks you should carefully consider before investing in our common stock.

Nasdaq Capital Market symbol	“DARE”

The actual number of shares of our common stock outstanding after this offering will vary depending on the actual number of shares we sell to Lincoln Park under the Purchase Agreement. The number of shares of our common stock outstanding prior to and after this offering in the table above is based on 24,991,167 shares outstanding as of April 27, 2020 which includes 285,714 shares issued to Lincoln Park in consideration for its commitment to purchase shares under the Purchase Agreement, and excludes:

•	2,586,626 shares of common stock issuable upon exercise of stock options outstanding as of April 27, 2020, with a weighted-average exercise price of $1.17 per share.

•	704,481 shares of common stock reserved and available for future issuance as of April 27, 2020 under our Amended and Restated 2014 Stock Incentive Plan; and

•	2,034,644 shares of common stock issuable upon exercise of warrants outstanding as of April 27, 2020, with a weighted-average exercise price of $1.40 per share.
Purchase Agreement with Lincoln Park
On April 22, 2020, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $15,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on April 22, 2020, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.
We do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until the conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus, which time we refer to in this prospectus as the Commencement. On or after the date of the Commencement, we may direct Lincoln Park to purchase up to $500,000 in shares of our common stock, which we refer to in this prospectus as the “Commencement Purchase.” Thereafter, from time to time, at our sole discretion, we may direct Lincoln Park to purchase shares of our common stock in amounts up to 200,000 shares on any single business day, which amounts may be increased to up to 300,000 shares depending on the market price of our common stock at the time we initiate the sale and subject to a maximum commitment by Lincoln Park of $1,000,000 per single purchase, which we refer to in this prospectus as “Regular Purchases,” plus other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in the Commencement Purchase and in any Regular Purchase will be the lower of (i) the lowest sale price of our common stock on the business day on which we initiate the purchase and (ii) the average of the three lowest closing sale prices of our common stock during the 10 consecutive business day period immediately preceding the business day on which we initiate the purchase. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may terminate the Purchase Agreement at any time after the date of Commencement, at no penalty or cost, other than the Commitment Shares. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our issuing, or entering into any agreement to effect the issuance of, shares of our common stock or common stock equivalents involving a transaction that is defined in the Purchase Agreement as “Variable Rate Transaction.” Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.
On April 22, 2020, in consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, we issued 285,714 shares of our common stock to Lincoln Park, which we refer to in this prospectus as the “Commitment Shares.”
As of April 27, 2020, there were 24,991,167 shares of our common stock outstanding, including the Commitment Shares, of which 23,328,620 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $15,000,000 of our common stock to Lincoln Park, only 7,500,000 shares of our common stock are being offered under this prospectus, which represents the Commitment Shares and up to 7,214,286 shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. If all of the 7,500,000 shares offered by Lincoln Park under this prospectus were issued and outstanding, such shares would represent approximately 23.3% of the total number of shares of our common stock outstanding and approximately 24.6% of the total number of outstanding shares held by non-affiliates, in each case as of April 27, 2020. Depending on the price per share at which we sell shares to Lincoln Park under the Purchase Agreement, we may need to sell more shares to Lincoln Park than are offered under this prospectus to receive aggregate gross proceeds equal to the $15,000,000 total commitment of Lincoln Park under the Purchase Agreement, in which case we must first register for resale under the Securities Act additional shares of our common stock. The number of shares ultimately offered for resale by Lincoln Park will depend upon the number of shares we elect to sell to Lincoln Park under the Purchase Agreement. Sales of our common stock to Lincoln Park by us under the Purchase Agreement could result in substantial dilution to our stockholders.
Under applicable rules of The Nasdaq Stock Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which is 4,941,089 shares based on 24,705,453 shares outstanding immediately prior to the execution of the Purchase Agreement), which limitation we refer to in this prospectus as the “Exchange Cap,” unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price per share of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $1.0117 (which represents the closing sale price per share of our common stock on April 21, 2020, plus an incremental amount), such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would not be subject to the Exchange Cap under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.
The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.
Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

RISK FACTORS
Investing in our securities involves significant risk. In addition to the other information included or incorporated by reference in this prospectus, including the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K that we have filed with the SEC, all of which are incorporated herein by reference (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K), you should consider the risks described below before making an investment decision with respect to the shares of our common stock in this offering. We expect to update these risks and our other Risk Factors from time to time in periodic and current reports we file with the SEC in the future. Such updated Risk Factors will be incorporated by reference in this prospectus. Please refer to our subsequently filed reports for additional information relating to the risks associated with investing in our common stock. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment.
Risks Related to this Offering
The sale or issuance of our common stock to Lincoln Park may cause dilution and the subsequent sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.
On April 22, 2020, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $15,000,000 of our common stock, and we issued the Commitment Shares. Other than the Commitment Shares, the shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park from time to time at our discretion over a 36‑month period commencing on the date that the conditions set forth in the Purchase Agreement are satisfied, including that the registration statement which includes this prospectus is declared effective by the SEC. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will vary based on the price of our common stock at the time we initiate the sale. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.
We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Sales of shares of our common stock to Lincoln Park under the Purchase Agreement, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock, even if our business is doing well.
We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. To raise additional capital, we may in the future sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that are lower than the prices paid by existing stockholders, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which could result in substantial dilution to the interests of existing stockholders. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or the perception that such sales could occur.
In January 2018, we entered into a common stock sales agreement with H.C. Wainwright & Co., LLC, in connection with an “at the market” offering, under which, from time to time, we may offer and sell shares of our common stock. We call that sales agreement our “ATM sales agreement.” To the extent we sell shares of our common stock under the ATM sales agreement, such sales may result in substantial dilution to our existing stockholders, and such sales, or the anticipation of such sales, may cause the trading price of our common stock to decline.
As of April 27, 2020, we had outstanding options to purchase up to approximately 2.6 million shares of our common stock and outstanding warrants to purchase up to approximately 2.0 million shares of our common stock. The exercise of a significant portion of our outstanding options and/or warrants may result in significant dilution to our stockholders. In addition, assuming the registration statements under which the shares issuable upon exercise of such options and warrants remain effective, after issuance by us the underlying shares can be freely sold in the public market, except to the extent any such shares are held by an affiliate of ours, in which case such shares will become eligible for sale in the public market as permitted by Rule 144 under the Securities Act or another applicable exemption from registration. The exercise of a significant portion of our outstanding options and/or warrants may result in significant dilution to our stockholders.
In addition, under our Agreement and Plan of Merger with Microchips Biotech, Inc., we agreed to pay contingent consideration to the former stockholders of Microchips upon achievement of specified milestones, up to $2.3 million of which we may elect to pay in shares of our common stock, subject to subject to approval of our stockholders to the extent necessary to comply with Nasdaq Listing Rule 5635. A decision by us to pay contingent consideration that becomes payable to the former stockholders of Microchips in shares of our common stock may result in dilution to our existing stockholders.
Outstanding warrants to purchase up to approximately 2.0 million shares of our common stock contain anti-dilution provisions that may be triggered by future sales of our common stock, including to Lincoln Park under the Purchase Agreement.
Outstanding warrants to purchase up to approximately 2.0 million shares of our common stock include price-based anti-dilution provisions. As of April 27, 2020, the exercise price of those warrants was $0.98 per share. Under the terms of those warrants, subject to certain limited exceptions, their exercise price will be reduced each time we issue or sell any securities, including to Lincoln Park under the Purchase Agreement and under the ATM sales agreement, for a consideration per share less than a price equal to the exercise price of those warrants in effect immediately prior to such issuance or sale. If we issue shares of our common stock for cash, the consideration received therefor will be deemed to be the net amount of consideration we received therefor. Investors in this offering and our other stockholders may be diluted to the extent those warrants are exercised, and the exercise of those warrants or the sale of a significant number of shares issued upon such exercise in the public markets, or the perception that such exercise and/or sales could occur, could adversely affect the price of our common stock.
We may require additional financing to sustain our operations and without it we may not be able to execute our current operating plan or continue operations.
As of December 31, 2019, we had an accumulated deficit of approximately $44.0 million and cash and cash equivalents of approximately $4.8 million. We have a history of losses from operations, we expect negative cash flows from our operations to continue for the foreseeable future, and we expect that our net losses will continue for at least the next several years as we develop our existing product candidates and seek to acquire, license or develop additional product candidates. Based on our current operating plan estimates and cash resources, not taking into account any sales of our shares to Lincoln Park under the Purchase Agreement, we do not believe our existing resources will be sufficient to satisfy our working capital needs and other liquidity requirements over at least the next 12 months. For the foreseeable future, our ability to continue our operations will depend upon our ability to obtain additional capital. These circumstances raise substantial doubt about our ability to continue as a going concern. The Report of Independent Registered

Public Accounting Firm included in our annual report on Form 10-K for the year ended December 31, 2019 includes an explanatory statement that our recurring losses from operations, negative cash flow from operations and dependence on additional financing to fund operations raise substantial doubt about our ability to continue as a going concern. We will need to raise substantial additional capital to continue to fund our operations and to successfully execute our current operating plan, including the development of our current product candidates.
We may direct Lincoln Park to purchase up to $15,000,000 worth of shares of our common stock under the Purchase Agreement over a 36-month period generally in amounts up to 200,000 shares of our common stock on any business day, which amount may be increased to up to 300,000 shares of our common stock depending on the market price of our common stock at the time we initiate the sale and subject to a maximum limit of $1,000,000 in any single Regular Purchase. Assuming a purchase price of $1.11 per share (the closing sale price of our common stock on April 30, 2020) and the purchase by Lincoln Park of all 7,214,286 of the shares registered hereunder that we may direct Lincoln Park to purchase, proceeds to us would be approximately $8.0 million.
The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the market price of our common stock over the 36-month period during which we may sell shares to Lincoln Park under the Purchase Agreement and the extent to which we are able to secure funding from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we were to receive all $15,000,000 in gross proceeds under the Purchase Agreement, we will still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.
Our management will have broad discretion over the use of the net proceeds from sales of shares of our common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.
Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park under the Purchase Agreement, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us or that loses value. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus contain or incorporate by reference forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by terms such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “contemplate,” project,” “target,” “tend to,” or the negative version of these words and similar expressions.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the heading “Risk Factors” contained or incorporated in this prospectus and in any related prospectus supplement or free writing prospectus we may authorize for use in connection with this offering. These factors and the other cautionary statements contained or incorporated in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Given these uncertainties, you should not place undue reliance on any forward-looking statement. The following factors are among those that may cause such differences:

•	Inability to continue as a going concern;

•	Inability to raise additional capital, under favorable terms or at all, including as a result of the effects of the COVID-19 pandemic;

•	Inability to successfully attract partners and enter into collaborations on acceptable terms;

•	A decision by Bayer HealthCare LLC to discontinue its commercial interest in Ovaprene and/or to terminate our license agreement;

•
Failure to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates due to limited financial resources;

•	Inability to develop and commercialize our product candidates;

•
Failure or delay in starting, conducting and completing clinical trials or obtaining United States Food and Drug Administration, or FDA, or foreign regulatory approval for our product candidates in a timely manner, including as a result of matters beyond our control such as the effects related to geopolitical actions, natural disasters, or public health emergencies or pandemics, such as the COVID-19 pandemic;

•	A change in the FDA Center assigned primary oversight responsibility for our combination product candidates;

•
A change in regulatory requirements for our product candidates, including the development pathway pursuant to Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, or the FDA's 505(b)(2) pathway;

•
Unsuccessful clinical trial outcomes stemming from clinical trial designs, failure to enroll a sufficient number of patients, higher than anticipated patient dropout rates, failure to meet established clinical endpoints, undesirable side effects and other safety concerns;

•	Negative publicity concerning the safety and efficacy of our product candidates, or of product candidates being developed by others that share characteristics similar to our candidates;

•	Inability to demonstrate sufficient efficacy of our product candidates;

•	Loss of our licensed rights to develop and commercialize a product candidate as a result of the termination of the underlying licensing agreement;

•	Monetary obligations and other requirements in connection with our exclusive, in-license agreements covering the patents and related intellectual property related to our product candidates;

•	Developments by our competitors that make our product candidates less competitive or obsolete;

•	Dependence on third parties to conduct nonclinical studies and clinical trials of our product candidates;

•
Dependence on third parties to supply and manufacture clinical trial materials and, if any of our candidates are approved, commercial product, including components of our products as well as the finished product, in accordance with current good manufacturing practices and in the quantities needed;

•
Interruptions in, or the complete shutdown of, the operations of third parties on which we rely, including clinical sites, manufacturers, suppliers, and other vendors, from matters beyond their control, such as the effects related to geopolitical actions, natural disasters, or public health emergencies or pandemics, such as the COVID-19 pandemic, and our lack of recourse against such third parties if their inability to perform is excused under the terms of our agreements with such parties;

•	Failure of our product candidates, if approved, to gain market acceptance or obtain adequate coverage for third party reimbursement;

•
A reduction in demand for contraceptives caused by an elimination of current requirements that health insurance plans cover and reimburse FDA-cleared or approved contraceptive products without cost sharing;

•	Uncertainty as to whether health insurance plans will cover our product candidates even if we successfully develop and obtain regulatory approval for them;

•
Unfavorable or inadequate reimbursement rates for our product candidates set by the United States government and other third-party payers even if they become covered products under health insurance plans;

•	Difficulty in introducing branded products in a market made up of generic products;

•	Inability to adequately protect or enforce our, or our licensor’s, intellectual property rights;

•
Lack of patent protection for the active ingredients in certain of our product candidates which could expose those product candidates to competition from other formulations using the same active ingredients;

•	Higher risk of failure associated with product candidates in pre-clinical stages of development that may lead investors to assign them little to no value and make these assets difficult to fund;

•	Disputes or other developments concerning our intellectual property rights;

•	Actual and anticipated fluctuations in our quarterly or annual operating results;

•	Price and volume fluctuations in the stock market, and in our stock in particular, which could subject us to securities class-action litigation;

•	Failure to maintain the listing of the Company’s common stock on the Nasdaq Capital Market or another nationally recognized exchange;

•	Litigation or public concern about the safety of our potential products;

•
Strict government regulations on our business, including various fraud and abuse laws, including, without limitation, the U.S. federal Anti-Kickback Statute, the U.S. federal False Claims Act and the U.S. Foreign Corrupt Practices Act;

•	Regulations governing the production or marketing of our product candidates;

•	Loss of, or inability to attract, key personnel; and

•	Increased costs as a result of operating as a public company, and substantial time devoted by our management to compliance initiatives and corporate governance practices.
Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events, except as required by law.
OUR AGREEMENTS WITH LINCOLN PARK
Overview
On April 22, 2020, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $15,000,000 of our common stock (subject to certain limitations) from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act shares that have been or may be issued to Lincoln Park under the Purchase Agreement.
We do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until the Commencement has occurred, which is the time at which all of the conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus. On or after the date of the Commencement, we may direct Lincoln Park to purchase up to $500,000 in shares of our common stock. After the Commencement Purchase, from time to time, at our sole discretion, we may direct Lincoln Park to purchase shares of our common stock in amounts up to 200,000 shares on any single business day as a Regular Purchase. The amount of a Regular Purchase may be increased to up to 300,000 shares depending on the market price of our common stock at the time we initiate the sale, subject to a maximum commitment by Lincoln Park of $1,000,000 per single Regular Purchase. In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. The purchase price per share sold in the Commencement Purchase and in any Regular Purchase will be the lower of (i) the lowest sale price of our common stock on the business day on which we initiate the purchase and (ii) the average of the three lowest closing sale prices of our common stock during the 10 consecutive business day period immediately preceding the business day on which we initiate the purchase. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.
Under applicable rules of The Nasdaq Stock Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which is 4,941,089 shares based on 24,705,453 shares outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price per share of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $1.0117 (which represents the closing sale price of our common stock on April 21, 2020, plus an incremental amount), such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would not be subject to the Exchange Cap under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.
The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park exceeding the Beneficial Ownership Cap.
On April 22, 2020, the day we entered into the Purchase Agreement, we issued the Commitment Shares to Lincoln Park in consideration for its commitment to purchase shares of our common stock under the Purchase Agreement.
Purchase of Shares Under the Purchase Agreement
On or after the date of the Commencement, we may direct Lincoln Park to purchase up to $500,000 in shares of our common stock. After the Commencement Purchase, from time to time, at our sole discretion, we may direct Lincoln Park to purchase shares of our common stock in amounts up to 200,000 shares on any single business day as a Regular Purchase; provided that such share limit increases to 250,000 shares if the closing sale price of our common stock is not below $1.50 per share on the business day on which we initiate the purchase, and to 300,000 shares if the closing sale price of our common stock is not below $3.00 per share on the business day on which we initiate the purchase. We refer to such share amount limitation in this prospectus as the “Regular Purchase Share Limit.” The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if, after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring Lincoln Park to purchase common stock at an aggregate purchase price equal to or greater than $100,000 in any single Regular Purchase, then the Regular Purchase Share Limit will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $100,000. In any case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1,000,000.
The purchase price per share for the shares that may be sold to Lincoln Park in the Commencement Purchase and in any Regular Purchase will be the lower of:

•	the lowest sale price of our common stock on the business day on which we initiate the purchase; or

•
the arithmetic average of the three lowest closing sale prices for our common stock during the 10-consecutive-business-day period immediately preceding the business day on which we initiate the purchase.

In addition to Regular Purchases described above, on any business day on which we have properly submitted a notice directing Lincoln Park to purchase the then applicable Regular Purchase Share Limit and properly delivered all the shares purchased in all prior purchases under the Purchase Agreement, we may direct Lincoln Park to purchase an additional amount of shares of our common stock, which we refer to as an “Accelerated Purchase,” not to exceed the lesser of:

•	30% of the aggregate shares of our common stock traded during the Accelerated Purchase Measurement Period (as defined below); and

•	three times the number of shares we directed Lincoln Park to purchase in the corresponding Regular Purchase notice.
In this prospectus, the Accelerated Purchase Measurement Period refers to the period that begins at the official open of trading on the business day immediately following the date on which we initiated the corresponding Regular Purchase and ends on the earliest to occur of (a) the official close of trading on that day, (b) the time on that day that the trading volume for our common stock exceeds 3.3 times the number of shares we specified in the Accelerated Purchase notice, and (c) such time on that day when any share of our common stock trades at a price less than the minimum price per share threshold we set in the applicable Accelerated Purchase notice.
We may also direct Lincoln Park, by notice delivered before 1:00 p.m. Eastern time on a business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time on such business day, to purchase an additional amount of shares of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

•
30% of the aggregate shares of our common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period; and

•
three times the number of shares we directed Lincoln Park to purchase in Regular Purchase notice corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase date on which an Additional Accelerated Purchase notice was properly received.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m. Eastern time, on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement.
The purchase price per share for each Accelerated Purchase and each Additional Accelerated Purchase will be equal to the lower of:

•	95% of the volume weighted average price of our common stock during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

•	the closing sale price of our common stock on the applicable Accelerated Purchase date.
In the case of the Commencement Purchase and any Regular Purchase, Accelerated Purchase and Additional Accelerated Purchase, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the business days used to compute the such price.
Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.
Events of Default
Events of default under the Purchase Agreement include the following:

•
a lapse in the effectiveness of the registration statement of which this prospectus forms for any reason (including, without limitation, the issuance of a stop order or similar order) or unavailability of such registration statement or this prospectus for the resale by Lincoln Park of the shares of our common stock offered hereby that, in each case, continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•
the suspension of our common stock from trading on The Nasdaq Capital Market (or such other nationally recognized market or exchange on which our common stock may be listed or traded) for a period of one business day;

•
the delisting of our common stock from The Nasdaq Capital Market, unless our common stock is immediately thereafter trading or quoted on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board, or OTCQX or OTCQB operated by the OTC Markets Group, Inc. (or nationally recognized successor to any of the foregoing);

•
the failure for any reason by our transfer agent to issue to Lincoln Park the shares purchased by Lincoln Park under the Purchase Agreement within two business days after the date on which Lincoln Park is entitled to receive such shares;

•
any breach by us of any of our representations, warranties or covenants or other term or condition in the Purchase Agreement or Registration Rights Agreement if such breach would reasonably be expected to have a material adverse effect (as defined in the Purchase Agreement) and, in the case of a breach of a covenant that is reasonably curable, only if such breach is not cured within five business days;

•
we become insolvent or we, voluntarily or involuntarily, become the subject of any insolvency or bankruptcy proceeding or any such proceeding is threatened against us, as more fully described in the Purchase Agreement;

•
if at any time we are not eligible to transfer shares of our stock electronically through the Depository Trust Company’s (DTC) Deposit and Withdrawal at Custodian (DWAC) service, or any similar program hereafter adopted by DTC performing substantially the same function; or

•	if at any time the Exchange Cap is reached (to the extent applicable) and our stockholders have not approved the issuance and sale to Lincoln Park of shares in excess of the Exchange Cap.
Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, or if any event has occurred which, after notice and/or lapse of time, would reasonably be expected to become an event of default under the Purchase Agreement, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.
Term of the Purchase Agreement; Termination Rights
The Purchase Agreement will automatically terminate upon the earlier of (a) the date we sell all $15,000,000 in shares of our common stock to Lincoln Park under the Purchase Agreement, and (b) the first day of the month immediately following the 36-month anniversary of the date of the Commencement. The Purchase Agreement will also automatically terminate upon commencement of a voluntary or involuntary bankruptcy proceeding by or against us, as more fully described in the Purchase Agreement.
After the date of the Commencement, we may, at any time, for any reason or for no reason, terminate the Purchase Agreement upon one business day prior notice to Lincoln Park.
No Short-Selling or Hedging by Lincoln Park
Lincoln Park agreed that neither it nor any of its affiliates will engage, directly or indirectly, in any short-selling or hedging of our common stock during the term of the Purchase Agreement.
Prohibitions on Variable Rate Transactions
There are no restrictions or limitations on our ability to raise capital from other sources at our sole discretion, except that (subject to certain exceptions) we may not enter into any variable rate transaction, as such term is defined in the Purchase Agreement, including any transaction to effect any issuance of shares of our common stock or common stock equivalents with a floating conversion rate or variable purchase price, until the earlier of (a) the 36-month anniversary of the date of the Purchase Agreement and (b) the termination of the Purchase Agreement; provided, however, that, if we terminate the Purchase Agreement, we may not enter into an equity line or similar transaction for 12 months from the date of such termination.
Effect of Performance of the Purchase Agreement on Our Stockholders
All shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. Other than the Commitment Shares, which were issued to Lincoln Park on April 22, 2020, the shares registered in this offering may be sold to Lincoln Park at our discretion over a period of up to 36‑months commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The sale by Lincoln Park of a significant amount of the shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any additional cost to us.

Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell more shares to Lincoln Park than are offered under this prospectus to receive aggregate gross proceeds equal to the $15,000,000 total commitment of Lincoln Park under the Purchase Agreement, which could cause additional substantial dilution to our stockholders. If we choose to sell more shares to Lincoln Park than are offered under this prospectus, we must first register for resale under the Securities Act such additional shares of our common stock. The number of shares ultimately offered for resale by Lincoln Park will depend upon the number of shares we elect to sell to Lincoln Park under the Purchase Agreement.
The Purchase Agreement prohibits us from issuing or selling to Lincoln Park (a) shares of our common stock in excess of the Exchange Cap (which is 4,941,089 shares, or 19.99% of the 24,705,453 shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares in excess of the Exchange Cap or (ii) the average price per share of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $1.0117, such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would not be subject to the Exchange Cap under applicable Nasdaq rules, and (b) any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would exceed the Beneficial Ownership Cap.
The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Proceeds from the Sale of Shares to Lincoln Park Under the $15M Purchase Agreement
$1.00	4,655,375	16.7%	$4,655,375
$1.11 (3)	7,214,286	23.3%	$8,007,857
$2.00	7,214,286	23.3%	$14,428,572
$3.00	5,000,000	17.6%	$15,000,000
$4.00	3,750,000	14.0%	$15,000,000

(1)
Although the Purchase Agreement provides that we may sell up to $15,000,000 of our common stock to Lincoln Park, we are only registering the Commitment Shares (285,714 shares) and 7,214,286 shares that may be sold to Lincoln Park under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. The number of shares included in this column reflects only those shares that we are registering in this offering, excluding the Commitment Shares (285,714 shares) because no proceeds are attributable to the Commitment Shares, giving effect to the Exchange Cap, and without regard for the Beneficial Ownership Cap.

(2)
The denominator is based on 24,991,167 shares outstanding as of April 27, 2020, which includes the Commitment Shares, adjusted to include the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator reflects the number of shares set forth in the adjacent column which we would have sold under the Purchase Agreement at the corresponding assumed average purchase price set forth in the adjacent column, and the Commitment Shares (285,714 shares).

(3)	The closing sale price of our shares on April 30, 2020.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. See “Plan of Distribution” elsewhere in this prospectus for more information. We will not receive any proceeds from the sale of shares by Lincoln Park in this offering.
We may receive up to $15,000,000 in aggregate gross proceeds from sales of shares of our common stock we make to Lincoln Park pursuant to the Purchase Agreement. We may choose to sell fewer than $15,000,000 in shares of our common stock, or, due to the Exchange Cap and/or the Beneficial Ownership Cap, we may not be able to sell all $15,000,000 in shares of our common stock under the Purchase Agreement, in which case we would raise less than $15,000,000 in aggregate gross proceeds under the Purchase Agreement. It is also possible that we do not sell any shares under the Purchase Agreement. We did not and will not receive any proceeds from the issuance of the Commitment Shares to Lincoln Park.
We will have broad discretion in the use of the net proceeds from any sale of shares of our common stock to Lincoln Park under the Purchase Agreement. We intend to use net proceeds from such sales for working capital and general corporate purposes, which include, but are not limited to, advancing our investigational product portfolio and general and administrative expenses. We have not determined the amount of net proceeds to be used specifically for such purposes. Pending the use of any net proceeds, we expect to invest the net proceeds in interest-bearing, marketable securities.
We will bear all of the costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, the registration and filing fees, printing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDER
This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of our common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on April 22, 2020 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.
Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have issued or may issue and sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of those shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding its sale of any of the shares.
The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder and reflects its holdings as of April 27, 2020. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming the Company issues the Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	541,214 (2)	2.1% (3)	7,500,000 (4)	* (5)
*Less than 1%

(1)
Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under this prospectus. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)
Represents (a) 285,714 shares of our common stock issued to Lincoln Park on April 22, 2020 in consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, all of which shares are covered by the registration statement that includes this prospectus, and (b) 255,500 shares of our common stock issuable to Lincoln Park upon exercise of outstanding and exercisable warrants to purchase our common stock issued on February 15, 2018, which, as of April 27, 2020, have an exercise price of $0.98 per share and expire on February 15, 2023, which we refer to as the February 2018 Warrants. We have excluded from the number of shares beneficially owned by Lincoln Park prior to the offering all of the shares of common stock that Lincoln Park may be required to purchase pursuant to the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Exchange Cap and the Beneficial Ownership Cap. See the description under the heading “Our Agreements with Lincoln Park” for more information about the Purchase Agreement.

(3)
Calculated by dividing (a) the 541,214 shares in the adjacent column titled “Shares Beneficially Owned Before this Offering,” by (b) the 24,991,167 shares of our common stock outstanding as of April 27, 2020, as adjusted to include the 255,500 shares of our common stock issuable to Lincoln Park upon exercise of the February 2018 Warrants. Although we may at our discretion elect to sell to Lincoln Park up to an aggregate amount of $15,000,000 in shares of our common stock under the Purchase Agreement, such shares are not included in determining the percentage of shares beneficially owned before this offering.

(4)
Assumes issuance of the maximum 7,500,000 shares being registered hereby, 285,714 of which were issued to Lincoln Park on April 22, 2020. Although the Purchase Agreement provides that we may sell up to $15,000,000 in shares of our common stock to Lincoln Park, only 7,214,286 shares of our common stock are being offered under this prospectus that may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period following the Commencement. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus to receive aggregate gross proceeds equal to the $15,000,000 total commitment of Lincoln Park under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park will depend upon the number of shares we elect to sell to Lincoln Park under the Purchase Agreement.

(5)
Assumes the sale by Lincoln Park of all 7,500,000 shares of our common stock registered hereby, although the selling stockholder is under no obligation to sell any shares of common stock at this time. Calculated by dividing (a) the 255,500 shares of our common stock issuable to Lincoln Park upon exercise of the February 2018 Warrants, by (b) the 24,991,167 shares of common stock outstanding as of April 27, 2020, which includes the 285,714 shares issued to Lincoln Park on April 22, 2020, as adjusted to include (i) the 7,214,286 shares which we may sell to Lincoln Park under the Purchase Agreement after the Commencement and (ii) the 255,500 shares of our common stock issuable to Lincoln Park upon exercise of the February 2018 Warrants.

DILUTION
Our sale of shares of our common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we elect to sell shares to Lincoln Park under the Purchase Agreement, the more shares of our common stock we will have to issue to Lincoln Park pursuant to the Purchase Agreement to achieve the same gross proceeds amount, in which case our existing stockholders would experience greater dilution.
Our net tangible book value as of December 31, 2019 was approximately $440,826, or $0.0224 per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets, excluding goodwill and intangible assets, less total liabilities, by the number of shares of our common stock outstanding as of December 31, 2019.
After giving effect to (a) the sale and issuance of 7,214,286 shares of common stock to Lincoln Park pursuant to the Purchase Agreement at an assumed average sale price of $1.11 per share of common stock (which was the closing sale price of our common stock on April 30, 2020) and (b) the issuance of 285,714 shares of our common stock to Lincoln Park on April 22, 2020 in consideration for its commitment to purchase shares of our common stock under the Purchase Agreement), our as adjusted net tangible book value as of December 31, 2019 would have been approximately $8,398,683, or $0.3090 per share. This represents an immediate increase in net tangible book value of $0.2866 per share to existing stockholders.
Purchasers of our common stock in this offering will experience an immediate dilution of the net tangible book value per share of our common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering, assuming a purchase price of $1.11 per share of common stock (which was the closing sale price of our common stock on April 30, 2020), and our as adjusted net tangible book value per share after giving effect to this offering.

Assumed offering price per share of common stock		$1.11
Net tangible book value per share as of December 31, 2019	$0.0224
Increase in net tangible book value per share attributable to this offering	$0.2866
As adjusted net tangible book value per share after giving effect to this offering		$0.3090
Dilution per share to new investors		$0.8010
The number of shares of our common stock to be outstanding as shown above is based on 19,683,401 shares outstanding as of December 31, 2019, and excludes:

•	3,750,833 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 2019, having a weighted average exercise price of $1.48 per share;

•	1,889,775 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2019, having a weighted average exercise price of $1.21 per share; and

•	624,145 shares of common stock reserved for future issuance under our Amended and Restated 2014 Stock Incentive Plan as of December 31, 2019.

•	1,699,000 shares of common stock issued after December 31, 2019 upon the exercise of warrants outstanding as of December 31, 2019; and

•	3,312,903 shares of common stock issued after December 31, 2019 pursuant to our "at the market" offering program.
To the extent that outstanding options or warrants have been or may be exercised, the exercise price of the February 2018 Warrants is adjusted downward in accordance with the price-based anti-dilution provisions of such warrants, new equity awards were are or issued, shares of our common stock are sold under our employee stock purchase plan, or we otherwise issued or issue additional shares of common stock, including in our “at the market” offering program through H.C. Wainwright & Co., LLC, investors purchasing our common stock in this offering may experience further dilution.

PLAN OF DISTRIBUTION
The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.
We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.
We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.
Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.
We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the earlier of (i) termination of the Purchase Agreement or (ii) the date that all shares offered by this prospectus have been sold by Lincoln Park.

LEGAL MATTERS
Breakwater Law Group, LLP, Solana Beach, California, will pass upon the validity of the common stock being offered by this prospectus.
EXPERTS
Mayer Hoffman McCann P.C., an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, as set forth in its report, which is incorporated by reference in this prospectus and the registration statement. Our financial statements are incorporated by reference in reliance on Mayer Hoffman McCann P.C.’s report, given on the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as our company, that file documents electronically with the SEC. Our SEC filings are available to the public at the SEC’s website address at http://www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to the SEC’s website or any other website are inactive textual references only. We also maintain a website at www.darebioscience.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.
This prospectus is only part of a registration statement on Form S-1 that we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in and schedules and/or exhibits to the registration statement for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus concerning any document we filed as an exhibit or schedule to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is an important part of this prospectus. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13,(c), 14 or 15(d) of the Exchange Act after the effective date of the registration statement of which this prospectus is a part and prior to the termination or completion of this offering, other than information furnished to, rather than filed with the SEC:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 27, 2020 (the “Annual Report”), including all material incorporated by reference therein, which includes the portions of our definitive proxy statement on Schedule 14A filed with the SEC on April 22, 2020 incorporated by reference into Part III of the Annual Report;

◦
our Current Reports on Form 8-K and on Form 8-K/A filed with the SEC on January 9, 2020, January 13, 2020, January 30, 2020, February 5, 2020, February 6, 2020, February 10, 2020, March 16, 2020, April 23, 2020, and April 27, 2020 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto);

•
the description of our common stock contained in our Registration Statement on Form 8-A filed on April 4, 2014, including any amendments thereto or reports filed for the purpose of updating such description, including the description of our common stock in Exhibit 4.6 of the Annual Report;

The SEC file number for each of the documents listed above is 001-36395.
Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request and at no cost to the requester, a copy of any or all reports or documents that are incorporated by reference into this prospectus, but not delivered with the prospectus. Such written or oral requests should be directed to:
Daré Bioscience, Inc.
3655 Nobel Drive, Suite 260
San Diego, CA 92122
Attn: Chief Financial Officer
Telephone: (858) 926-7655
You may also access these incorporated reports and other documents on our website, www.darebioscience.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
You should rely only on information contained in, or incorporated by reference into, this prospectus and any related prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
7,500,000 Shares of Common Stock
________________________________________
PROSPECTUS
________________________________________
                 , 2020
________________________________________

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth the fees and expenses incurred or expected to be incurred by us in connection with the sale and issuance of the securities being registered hereby. Other than the SEC registration fee, the amounts stated are estimates.

SEC registration fee	$1,139
Legal fees and expenses	40,000
Accounting fees and expenses	10,000
Miscellaneous	5,000
Total	$56,139
Item 14. Indemnification of Directors and Officers
Delaware Law
Section 102 of the Delaware General Corporation Law, or DGCL, permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Restated Certificate of Incorporation
Our Restated Certificate of Incorporation, as amended, referred to herein as our restated certificate of incorporation, provides that no director of our corporation shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
In addition, our restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.
Our restated certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.
Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
Insofar as the forgoing provisions permit indemnification of our directors and officers, or persons controlling us, for liability arising under the Securities Act of 1933 we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
Item 15. Recent Sales of Unregistered Securities
The following is a summary of all securities that we have sold within the past three years without registration under the Securities Act:

•
In July 2017, we issued an aggregate of 3,154,175 shares of our common stock to the former stockholders of Daré Bioscience Operations, Inc. (“Private Daré”), and an option to purchase 10,149 shares of our common stock (the “Replacement Option”) to a former holder of a stock option to purchase shares of Private Daré common stock, in connection with the closing of the business combination with Private Daré pursuant to which Private Daré became our wholly owned subsidiary.

•
In November 2019, we issued an aggregate of approximately 3,000,000 shares of our common stock to the former stockholders of Microchips Biotech, Inc. ("Microchips") in connection with the closing of the merger pursuant to which we acquired Microchips and it became our wholly owned subsidiary.

•	In March 2020, we issued 10,149 shares of our common stock upon the exercise of the Replacement Option. The exercise price per share, which was paid in cash, was $0.01.

•
In April 2020, we issued 285,714 shares of our common stock to Lincoln Park Capital Fund, LLC in consideration for its commitment to purchase shares under the Purchase Agreement, dated April 22, 2020, by and between us and Lincoln Park Capital Fund, LLC.

The shares of common stock described above and the Replacement Option were issued in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act in that such transactions did not involve a public offering and/or Rule 701 and/or Regulation D promulgated thereunder.
Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits
The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.
(b) Financial statement schedules
All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.
Item 17. Undertakings
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith
2.1§	Stock Purchase Agreement dated as of March 19, 2017, entered into by and among Cerulean Pharma Inc., Daré Bioscience, Inc. and equityholders of Daré Bioscience, Inc. named therein.	8-K	001-36395	3/20/2017	2.1

2.2§ Δ	Agreement and Plan of Merger, dated as of April 30, 2018, by and among Daré Bioscience, Inc., Daré Merger Sub, Inc., Pear Tree Pharmaceuticals, Inc., and Fred Mermelstein and Stephen C. Rocamboli, as Holders' Representatives	10-Q	001-36395	8/13/2018	10.10

2.3+	Agreement and Plan of Merger, dated November 10, 2019, Dare Bioscience, Inc., MC Merger Sub, Inc., Microchips Biotech, Inc., and Shareholder Representative Services LLC, as the stockholders' representative	8-K	001-36395	11/12/2019	2.1

3.1	Restated Certificate of Incorporation, as amended by Certificate of Amendment dated July 19, 2017 to effect the Reverse Stock Split effective July 20, 2017, and by Certificate of Amendment dated July 19, 2017 stating the name change effective July 20, 2017	10-Q	001-36395	08/14/2017	3.1

3.2	Second Amended and Restated By-Laws (as amended through May 28, 2018)	10-Q	001-36395	8/13/2018	3.1

4.1	Specimen stock certificate evidencing the shares of common stock	10-K	001-36395	03/28/2018	4.1

4.2	Warrant, dated January 8, 2015, issued to Hercules Technology Growth Capital, Inc.	8-K	001-36395	01/08/2015	4.1

II-I

4.3	Preferred Stock Purchase Warrant to purchase shares of Series D Convertible Preferred Stock issued by the Registrant to Lighthouse Capital Partners VI, L.P., as amended	S-1	333-194442	03/10/2014	10.20

4.4	Form of Stock Purchase Warrant of the Registrant to purchase shares of Series C Convertible Preferred Stock	S-1	333-194442	03/10/2014	10.19

4.5(a)	Form of Warrant to Purchase Shares of Common Stock (February 2018 Underwritten Offering)	8-K	001-36395	02/13/2018	4.1

4.5(b)	Form of Amendment to Warrant to Purchase Common Stock entered into as of June 27, 2018	10-Q	001-36395-181175221	11/13/2018	4.1

4.6	Description of securities of the registrant	10-K	001-36395	3/27/2020	4.6

5.1	Opinion of Breakwater Law Group, LLP					X

10.1Δ	License and Collaboration Agreement dated February 11, 2018 between Daré Bioscience, Inc., Strategic Science and Technologies-D, LLC and Strategic Science Technologies, LLC	10-K/A	001-36395	04/30/2018	10.1

10.2Δ	License Agreement dated March 19, 2017, between Daré Bioscience Operations, Inc. and ADVA-Tec, Inc.	10-Q	001-36395	11/13/2017	10.1

10.3(a)	Common Stock Sales Agreement, dated January 4, 2018, by and between Daré Bioscience, Inc. and H.C. Wainwright & Co., LLC.	8-K	001-36395	01/04/2018	10.1

10.3(b)	Amendment No. 1 to Common Stock Sales Agreement, dated August 24, 2018, by and between Daré Bioscience, Inc. and H.C. Wainwright & Co., LLC.	8-K	001-36395	08/27/2018	10.2

II-II

10.4(a)*	Daré Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan	8-K	001-36395-18949535	7/12/2018	10.1

10.4(b)*	Form of Incentive Stock Option Agreement for grants under the Dare Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan	10-Q	001-36395	08/13/2018	10.3

10.4(c)*	Form of Nonstatutory Stock Option Agreement for grants under the Dare Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan	10-Q	001-36395	08/13/2018	10.4

10.5	Form of indemnification agreement between the registrant and each of its executive officers and directors	S-1	333-194442	03/10/2014	10.16

10.6*	Non-Employee Director Compensation Policy (as amended through April 9, 2018)	10-Q	001-36395	8/13/2018	10.2

10.7Δ	Exclusive License Agreement made as April 24, 2018 by and between Juniper Pharmaceuticals, Inc., and Daré Bioscience, Inc.	10-Q	001-36395	8/13/2018	10.1

10.8(a)Δ	Amended and Restated Exclusive License Agreement, dated as of July 14, 2006, by and between Fred Mermelstein, Ph.D. and Janet Chollet, M.D., and Pear Tree Women’s Health Care, Inc.	10-Q	001-36395	8/13/2018	10.5

10.8(b)Δ	Amendment No. 1 to the Amended and Restated Exclusive License Agreement, dated as of October 10, 2007, by and among Fred Mermelstein, Ph.D. and Janet Chollet, M.D., and Pear Tree Pharmaceuticals, Inc.	10-Q	001-36395	8/13/2018	10.6

10.8(c)Δ	Amendment No. 2 to the Amended and Restated Exclusive License Agreement, dated as of February 13, 2017, by and among Fred Mermelstein, Ph.D., and Janet Chollet, M.D., Pear Tree Pharmaceuticals, Inc. and Bernadette Klamerus	10-Q	001-36395	8/13/2018	10.7

II-III

10.8(d)Δ	Exclusive License Agreement, dated as of February 13, 2017, by and between GYN Holdings, Inc., a wholly owned subsidiary of Pear Tree Pharmaceuticals, Inc. and Bernadette Klamerus	10-Q	001-36395	8/13/2018	10.8

10.8(e)Δ	Exclusive License Agreement, dated as of September 15, 2017, by and between Fred Mermelstein, Ph.D., Janet Chollet, M.D., Pear Tree Pharmaceuticals, Inc., and Stephen C. Rocamboli	10-Q	001-36395	8/13/2018	10.9

10.9	2014 Employee Stock Purchase Plan	S-1/A	333-194442	03/31/2014	10.26

10.10(a)Δ	Assignment Agreement by and between Daré Bioscience, Inc. and Hammock Pharmaceuticals, Inc. effective as of December 5, 2018	10-K	001-36395	04/01/2019	10.10(a)

10.10(b)Δ	First Amendment to the License Agreement effective as of December 5, 2018 by and among Daré Bioscience, Inc., TriLogic Pharma, LLC and MilanaPharm LLC	10-K	001-36395	04/01/2019	10.10(b)

10.10(c)	Amendment No. 1 to Assignment Agreement entered into as of December 4, 2019 between Daré Bioscience, Inc. and Hammock Pharmaceuticals, Inc.	10-K	001-36395	3/27/2020	10.10(c)

10.10(d)	Amendment No. 2 to the License Agreement entered into as of December 3, 2019 between Daré Bioscience, Inc., TriLogic Pharma, LLC and MilanaPharm LLC	10-K	001-36395	3/27/2020	10.10(d)

10.11(a)*	2007 Stock Incentive Plan	S-1	333-194442	03/10/2014	10.1

10.11(b)	Form of Incentive Stock Option Agreement under 2007 Stock Incentive Plan	S-1	333-194442	03/10/2014	10.2

II-IV

10.11(c)*	Form of Nonstatutory Stock Option Agreement under 2007 Stock Incentive Plan	S-1	333-194442	03/10/2014	10.3

10.11(d)	Stock Option Agreement and Contingent Consideration Award Agreement, dated March 31, 2013, between Cerulean Pharma, Inc. and Alan Crane	S-1	333-194442	03/10/2014	10.24

10.11(e)	Amendment to the Stock Option Agreement and Termination of Contingent Consideration Award dated September 16, 2014, by and between Cerulean Pharma, Inc. and Alan Crane	10-Q	001-36395	11/13/2014	10.4

10.12(a)*	Amended and Restated 2015 Employee, Director and Consultant Equity Incentive Plan of Daré Bioscience Operations, Inc.	10-K	001-36395	03/28/2018	10.14(a)

10.12(b)*	Form of Stock Option Agreement under the Amended and Restated 2015 Employee, Director and Consultant Equity Incentive Plan of Daré Bioscience Operations, Inc.	10-K	001-36395	03/28/2018	10.14(b)

10.13*	Employment Agreement by and between Daré Bioscience, Inc. and Sabrina Martucci Johnson dated as of August 15, 2017	8-K	001-36395	08/18/2017	10.1

10.14*	Employment Agreement by and between Daré Bioscience, Inc. and Lisa Walters-Hoffert dated as of August 15, 2017	8-K	001-36395	08/18/2017	10.2

10.15*	Daré Bioscience, Inc. Performance Bonus Plan	10-Q	001-36395	11/12/2019	10.1

10.16+	License Agreement dated as of January 10, 2020 between Bayer HealthCare LLC and Daré Bioscience, Inc.	10-K	001-36395	3/27/2020	10.16

10.17	Purchase Agreement between Daré Bioscience, Inc. and Lincoln Park Capital Fund, LLC, dated April 22, 2020	8-K	001-36395	04/23/2020	10.1

II-V

10.18	Registration Rights Agreement between Daré Bioscience, Inc. and Lincoln Park Capital Fund, LLC, dated April 22, 2020	8-K	001-36395	04/23/2020	10.2

21.1	Subsidiaries of the registrant	10-K	001-36395	03/27/2020	21.1

23.1	Consent of Mayer Hoffman McCann P.C.					X

23.2	Consent of Breakwater Law Group, LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on signature page)					X

§
All schedules (or similar attachments) have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any schedules to the Securities and Exchange Commission upon request.

Δ	Confidential treatment has been requested or granted to certain confidential information contained in this exhibit.
+
Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10). The omitted information is not material and would likely cause competitive harm to the Company if publicly disclosed.

*	Management contract or compensatory plan or arrangement

II-VI

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of San Diego, State of California, on May 1, 2020.

Daré Bioscience, Inc.
By: /s/ Lisa Walters-Hoffert Lisa Walters-Hoffert Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY
We, the undersigned officers and directors of Daré Bioscience, Inc., hereby severally constitute and appoint Sabrina Martucci Johnson and Lisa Walters-Hoffert, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or her or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sabrina Martucci Johnson	President, Chief Executive Officer, Secretary and Director	May 1, 2020
Sabrina Martucci Johnson	(Principal Executive Officer)

/s/ Lisa Walters-Hoffert	Chief Financial Officer	May 1, 2020
Lisa Walters-Hoffert	(Principal Financial and Accounting Officer)

/s/ William H. Rastetter	Chairman of the Board	May 1, 2020
William H. Rastetter, Ph.D.

/s/ Cheryl R. Blanchard	Director	May 1, 2020
Cheryl R. Blanchard, Ph.D.

/s/ Jessica D. Grossman	Director	May 1, 2020
Jessica D. Grossman, M.D.

/s/ Susan L. Kelley	Director	May 1, 2020
Susan L. Kelley, M.D.

/s/ Gregory W. Matz	Director	May 1, 2020
Gregory W. Matz, CPA

/s/ Robin J. Steele	Director	May 1, 2020
Robin J. Steele, J.D., L.L.M.

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